SINTX TECHNOLOGIES RELEASES 2019 THIRD QUARTER AND YEAR-TO-DATE EARNINGS REPORT AND PROVIDES BUSINESS UPDATE

SALT LAKE CITY, UT November 18, 2019 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (NASDAQ: SINT) (the “Company”), an original equipment manufacturer (OEM) ceramics company that develops and commercializes silicon nitride for medical and non-medical applications, today announced financial results for the three and nine month periods ended September 30, 2019 and provided a business update.

THIRD QUARTER 2019 FINANCIAL RESULTS

SINTX reported revenue of $0.2 million for the three months ended September 30, 2019, and $0.4 million for the nine months ended September 30, 2019. Generally accepted accounting principles (GAAP) basic net loss from continuing operations for the three months ended September 30, 2019, was $0.68 per share, compared to a basic net loss from continuing operations of $7.09 per share for the three months ended September 30, 2018. For the nine months ended September 30, 2019, the Company reported GAAP basic net loss from continuing operations of $3.00 per share, compared to a basic net loss from continuing operations of $35.45 per share for the nine months ended September 30, 2018. The Company’s cash and cash equivalents were $2.9 million as of September 30, 2019, a decrease of $2.5 million from December 31, 2018.

BUSINESS UPDATE AND RECAP

Dr. B. Sonny Bal, Chairman and CEO provided the following update.

Recap of the past year-

Since divesting the spine retail business in late 2018, SINTX transitioned from a spine implant manufacturer and seller, to an advanced materials company focused on developing ceramic-based solutions in a variety of medical and industrial applications. Today, SINTX is well-positioned to leverage its knowledge and technology to address a wider range of opportunities.

Spine Sales-

We remain committed to supporting our spine implants retail partner, CTL-Amedica. Sales of silicon nitride implants increased in the 3rd quarter. We have an excellent relationship with CTL-Amedica and are working on new implants and designs to support future sales and new markets.

All clinical and basic science data (more than 130 scientific papers) continue to support the advantages of silicon nitride. Two papers from a multi-center study have been accepted for publication; these show excellent clinical outcomes with silicon nitride in lumbar and cervical fusion, respectively. Several other clinical studies are pending publication, including favorable lumbar fusion data from the European SNAP clinical study.

OEM Strategy-

Our OEM strategy is supported by Don Bray, an industry veteran who is now our VP of Business Development. Don brings deep knowledge of ceramics, particularly in the industrial and defense sectors, where SINTX seeks entry. We have also retained an investment banking advisory service to widen our outreach into the dental market, where silicon nitride has unique advantages as the next generation biomaterial, either as a coating, or as a stand-alone component.

Consistent with the OEM strategy, SINTX has participated in multiple trade shows, and continued an active R&D program, with intellectual property filings and scientific publications. Multiple potential partners are examining our business today, in the medical and non-medical markets. There is agreement that SINTX has a superior technology platform that is well-proven, and answers relevant needs. Our goal is to commercialize this expertise to generate revenues or execute a strategic event that positively impacts shareholder value.

Future Outlook-

The key goals as we head into 2020 are to maintain our leadership in silicon nitride technology and develop new OEM revenue opportunities through strategic initiatives. We will maintain fiscal discipline, while making progress toward break-even cash flow.

With multiple interested partners scrutinizing the Company, established investment banking relationships, a broad technology portfolio, an array of new technologies under development, and an experienced team, we believe that SINTX Technologies has enormous potential and a bright future.

About SINTX Corporation

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company presently manufactures silicon nitride spinal implants in its ISO 13485 certified manufacturing facility for CTL-Amedica, the exclusive retail channel for silicon nitride spinal implants.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Such forward looking statements include: development of new products with CTL-Amedica, our OEM Strategy and Future Outlook. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 11, 2019, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:

SINTX Technologies

801.839.3502

IR@sintx.com